Exhibit (a)(1)(I)

FORM OF CONFIRMATION LETTER TO ELIGIBLE OPTIONHOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:

To:

From: Stock Administration, Zosano Pharma Corporation

Re: Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form and Eligible Option Information Sheet. We confirm with this letter that we have accepted your Election Form and have cancelled your Eligible Options that you tendered for exchange. Subject to the other terms and conditions of the Exchange Offer, you have been granted the New Option entitling you to purchase the number of shares of our common stock listed below:

Grant Date	Grant Type ISO/NSO	Exercise Price per Share		Number of Shares Underlying New Option
		$	per share

Shortly, we will be sending you stock option agreements for your New Options. The stock option agreements for your New Options will be delivered via E*Trade Financial Services and you will be notified via e-mail from E*Trade when they are ready for online acceptance.

In the meanwhile, if you have any questions, please call Stock Administration, c/o Leticia Salazar, at (510) 745-4015 or send an email to StockAdmin@zosanopharma.com.